Exhibit 99.1

FOR IMMEDIATE RELEASE
News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS
FOR ITS 2015 FISCAL SECOND QUARTER AND SIX MONTHS ENDED SEPTEMBER 30, 2014

•	SECOND QUARTER AND SIX MONTH GAAP NET INCOME OF $26.1 MILLION ($0.73 PER DILUTED SHARE) AND $70.2 MILLION ($1.96 PER DILUTED SHARE)

•	SECOND QUARTER AND SIX MONTH ADJUSTED NET INCOME OF $31.1 MILLION ($0.87 PER DILUTED SHARE) AND $78.4 MILLION ($2.19 PER DILUTED SHARE)

•	SECOND QUARTER RESULTS IMPACTED BY NON-CASH FOREIGN CURRENCY VOLATILITY, WHILE BRISTOW VALUE ADDED AND LIQUIDITY IMPROVED

•	COMPANY REAFFIRMS GUIDANCE FOR FULL FISCAL YEAR 2015 ADJUSTED EPS OF $4.70 - $5.20
HOUSTON, November 6, 2014 – Bristow Group Inc. (NYSE: BRS) today reported GAAP net income for the September 2014 quarter of $26.1 million, or $0.73 per diluted share, compared to net income of $110.6 million, or $3.01 per diluted share, in the same period a year ago.
Adjusted net income, which excludes special items and asset disposition effects, decreased 33% to $31.1 million, or $0.87 per diluted share, for the September 2014 quarter, compared to $46.5 million, or $1.27 per diluted share, in the September 2013 quarter.
Adjusted earnings before interest, taxes, depreciation, amortization and rent (“adjusted EBITDAR”), which also excludes special items and asset disposition effects, was $112.1 million for the September 2014 quarter, a 3% increase from $108.5 million in the same period a year ago.
Adjusted net income for the six months ended September 30, 2014 decreased 6% to $78.4 million, or $2.19 per diluted share, from $83.5 million, or $2.28 per diluted share, in the same six-month period a year ago. However, adjusted EBITDAR improved 13% to $239.7 million in the current year-to-date period from $211.8 million in the first six months of our last fiscal year.

“Bristow Group delivered another quarter of top line revenue growth, with a 16% increase over the same period last year,” said Jonathan E. Baliff, President and Chief Executive Officer of Bristow Group.  “This revenue growth, and the continued delivery of significant positive gross cash flow from operations, combined with the sale and leaseback of 14 aircraft, drove an almost $30 million increase in Bristow Value Added (“BVA”), improved returns on capital, and $613 million of ending liquidity during the first six months of fiscal 2015. This BVA increase in the face of global macro-economic volatility demonstrates the strength of our underlying business and balance sheet, as we continue to deepen client relationships with differentiated services and reliable performance.”
“The recently announced award of new contracts and renewal of several existing contracts are proof of our ability to continue to expand client relationships through a complete and differentiated suite of point to point transportation services. In total, we have $4.3 billion of contracts being implemented on schedule and on budget starting in fiscal 2016. As we previously discussed, we manage our business on an annual basis and while our second quarter results were mainly impacted by non-operational items, we anticipate continued top line and earnings per share growth for the full fiscal year and a stronger second half of fiscal 2015.”
We continue to see top line strength in our operations driving improvements in adjusted EBITDAR year-over-year, with an increase in operating revenue of 16% for the September 2014 quarter and 19% for the first six months of the fiscal year over the prior year periods. The following items contributed significantly to an increase in adjusted EBITDAR, and to a continued growth in BVA, over the second quarter and year-to-date periods of last fiscal year:

•	An increase in activity in our Europe Business Unit, including the addition of Eastern Airways in February 2014,

•	The startup of new contracts in our Australia Business Unit,

•	Improved contract terms in our West Africa Business Unit,

•
The recovery of $5.8 million in the September 2014 quarter and $12.6 million in the six-month period from an original equipment manufacturer (“OEM”) provided in the form of maintenance credits resulting from a settlement for aircraft performance issues and transportation costs that benefited results in our Europe and Australia Business Units, and

•	A favorable shift in the mix to larger aircraft under contract that benefited our Gulf of Mexico operations in our North America Business Unit.

•	These increases were partially offset by delays in certain new aircraft entering our fleet.
Despite the increase in adjusted EBITDAR compared with the prior year periods, adjusted EBITDAR margin decreased from 28.7% in the September 2013 quarter to 25.4% in the September 2014 quarter and decreased from 28.7% in the prior year-to-date period to 27.3% for the six months ended September 30, 2014. This margin decrease was primarily driven by:

•
A significant decrease in earnings from unconsolidated affiliates, net of losses, resulting primarily from an unfavorable non-cash impact from changes in foreign currency exchange rates on our earnings from our investment in Líder in Brazil, included in our Other International Business Unit,

•	The addition of Eastern Airways to our Europe Business Unit, which carries a lower margin,

•	An increase in corporate overhead and information technology expenses (driven primarily by our implementation of a new enterprise resource planning (“ERP”) system), and

•	Foreign currency transaction losses compared with gains in the prior year periods.

On a sequential basis compared with the June 2014 quarter, adjusted EBITDAR and adjusted EBITDAR margin decreased resulting from the same non-cash foreign currency items impacting our results in the September 2014 quarter, accelerated maintenance costs and higher corporate overhead and information technology costs related to training and other costs associated with our ERP implementation that went live in October 2014. Many of these items were specific to the September 2014 quarter or involved the shifting of costs from future quarters into the September 2014 quarter; and we expect a recovery in adjusted EBITDAR and adjusted EBITDAR margin over the last half of the fiscal year. Additionally, results were impacted by delays in certain new aircraft entering our fleet.
Our net income and diluted earnings per share also were impacted by changes in our aircraft leasing and effective tax rate. Net income and diluted earnings per share, on an unadjusted and adjusted basis, were impacted by a pre-tax $12.1 million increase in rent expense over the September 2013 quarter and a pre-tax $2.3 million increase in rent expense over the June 2014 quarter, as we increased the number of leased aircraft. On a year-over-year basis, adjusted net income and adjusted diluted earnings per share were also impacted by a higher effective tax rate in the September 2014 quarter, on an adjusted basis, resulting primarily from the benefit of a UK tax rate change in the September 2013 quarter resulting in an $0.08 lower adjusted diluted EPS than the prior year quarter.
In terms of cash generation from our business and management of our capital, net cash provided by operating activities was $101.2 million for the six months ended September 30, 2014 compared to $132.5 million for the same period a year ago. This year-over-year decrease was primarily driven by UK Search and Rescue (“SAR”) contract costs which were capitalized and our decision to accelerate payments to vendors in advance of our ERP start-up in October. This use of cash was more than offset by cash proceeds from the sale and leaseback of 14 aircraft in the September 2014 quarter, bringing in $380.7 million and resulting in an increase in cash to $263.9 million as of September 30, 2014 from $204.3 million as of March 31, 2014. Our total liquidity, including cash on hand and availability on our revolving credit facility, was $613.4 million as of September 30, 2014 compared to $529.9 million as of March 31, 2014. This growth in liquidity available for investment in continued growth was possible despite our use of significant cash for capital expenditures of $302.1 million and net debt pay down of $63.5 million year to date.
BUSINESS UNIT RESULTS
Europe Business Unit
Our Europe Business Unit has continued to expand with the net addition of eight Large AirCraft Equivalent (“LACE”) aircraft since the September 2013 quarter. These additional aircraft, as well as an overall increase in activity with existing clients and under new contracts, resulted in $8.5 million of increased operating revenue in the September 2014 quarter. Also, we acquired a 60% interest in Eastern Airways in February 2014, which contributed $39.5 million to the increase in operating revenue and $9.6 million in adjusted EBITDAR for the September 2014 quarter. Adjusted EBITDAR increased 26% year-over-year primarily due to a benefit from the recovery of $3.9 million in maintenance credits from an OEM during the September 2014 quarter. The improvement was partially offset by a decrease in earnings from unconsolidated affiliates of $0.5 million primarily due to the sale of the FB Entities in July 2013 and dilution from Eastern Airways margins that are lower than helicopter operation margins. Sequential quarterly adjusted EBITDAR increased to $69.5 million in the September 2014 from $68.7 million in the June 2014 quarter, while EBITDAR margins remained strong at 33.7% in September 2014 compared to 34.1% in the June 2014 quarter.
West Africa Business Unit
Improved contract terms drove revenue increases in our West Africa Business Unit, leading to a 5.5% increase in operating revenue for the September 2014 quarter compared to the September 2013 quarter.

The increases in revenue and cost control measures are reflected in the 7.9% increase in adjusted EBITDAR to $24.9 million for the September 2014 quarter compared to $23.1 million for the September 2013 quarter and sequential increase of 21.8% from $20.4 million for the June 2014 quarter.
North America Business Unit
The decrease in small aircraft on contract in the U.S. Gulf of Mexico and the planned closure of Alaska operations drove the decrease in revenue in North America year-over-year, partially offset by the increase in the number of large aircraft on contract. Although North America’s adjusted EBITDAR decreased slightly to $18.1 million in the September 2014 quarter compared to $18.7 million in the September 2013 quarter, this change in the mix of fleet on contract in the U.S. Gulf of Mexico to larger aircraft resulted in an improvement in the adjusted EBITDAR margin to 32.4% in the September 2014 quarter compared to 31.0% in the September 2013 quarter.
Australia Business Unit
Operating revenue for our Australia Business Unit increased 33.6% to $47.2 million in the September 2014 quarter from $35.3 million in the September 2013 quarter due to the ramp up of new contracts, including a significant contract with INPEX. As a result of the contracts and a benefit from the recovery of $1.9 million in maintenance credits from an OEM during the September 2014 quarter, adjusted EBITDAR and adjusted EBITDAR margin increased in the September 2014 quarter to $10.7 million and 22.6%, respectively, from $7.4 million and 21.0%, respectively, in the September 2013 quarter. Negatively impacting the results for the September 2014 quarter were aircraft serviceability issues, continuing costs for returning the EC225s to service and an increase in depreciation expense due to a decrease in salvage values for some older aircraft operating in this market.
Other International Business Unit
Operating revenue for our Other International Business Unit increased in the September 2014 quarter primarily due to a contract in Tanzania that started in the fourth quarter of fiscal year 2014 as well as increased activity in Trinidad, partially offset by a decline in revenue due to a contract ending in Malaysia. Adjusted EBITDAR and adjusted EBITDAR margin for the September 2014 quarter decreased to $6.6 million and 18.5%, respectively, compared to $12.6 million and 39.3%, respectively, in the September 2013 quarter, primarily due to a decrease in earnings from unconsolidated affiliates, net of losses, and the decline in activity in Malaysia, partially offset by the new contract in Tanzania and increased activity in Trinidad. The primary driver of the decrease in earnings from unconsolidated affiliates, net of losses, is a decrease in earnings from our investment in Líder in Brazil of $5.5 million in the September 2014 quarter resulting from unfavorable changes in foreign currency exchange rates compared to the September 2013 quarter.
GUIDANCE
We are reaffirming our adjusted diluted earnings per share guidance for the full fiscal year 2015 of $4.70 to $5.20, reflecting our expectation of strong operating performance to continue through our fiscal year.
“Our fiscal second quarter of 2015 was impacted by a number of costs and foreign exchange impacts, resulting in a decrease in earnings per share year over year and sequentially.  Nevertheless, our management team continues to be focused on our annual performance, and we currently expect a stronger second half of the year,” said John H. Briscoe, Senior Vice President and Chief Financial Officer of Bristow Group. "Our global business continues to deliver robust increases in gross cash flow returns and BVA, while growing our business and creating a balanced return to our shareholders.  Our global team is raising the bar with significant optimization and transformational efforts underway including a new global ERP system, the first phase of which went live in October.  Our dedicated employees have stepped up to the challenge, while remaining focused on safety and our clients.”

As a reminder, our adjusted diluted earnings per share guidance excludes the effect of special items and asset dispositions because their timing and amounts are more variable and less predictable. Further, this guidance is based on current foreign currency exchange rates. In providing this guidance, we have not included the impact of any changes in accounting standards or significant acquisitions and divestitures. Events or other circumstances that we do not currently anticipate or cannot predict, including changes in the market and industry, could result in earnings per share for fiscal year 2015 that are significantly above or below this guidance. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure and the Risk Factors in our quarterly report on Form 10-Q for the quarter ended September 30, 2014 and annual report on Form 10-K for the fiscal year ended March 31, 2014.
DIVIDEND AND SHARE REPURCHASE
On November 6, 2014, our Board of Directors approved our fifteenth consecutive quarterly dividend. This dividend of $0.32 per share will be paid on December 15, 2014 to shareholders of record on November 28, 2014. Based on shares outstanding as of September 30, 2014, the total quarterly dividend payment will be approximately $11.3 million. Additionally, during the September 2014 quarter, we spent $23.3 million to repurchase 324,720 shares of our Common Stock. Subsequently, in October 2014, we spent an additional $10.0 million to repurchase another 146,900 shares of our Common Stock. Since we first commenced a share repurchase program in December 2011, we have repurchased over 6% of our Common Stock. As of October 31, 2014, we had $2.4 million of repurchase authority remaining from $133.4 million that was authorized for share repurchases between November 5, 2013 and November 5, 2014. On November 6, 2014, our board of directors extended the date to repurchase shares of our Common Stock through November 5, 2015 and increased the remaining authorized repurchase amount to a total of $150 million.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, November 7, 2014 to review financial results for the fiscal year 2015 second quarter ended September 30, 2014. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2015 Second Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-548-7906

•	Replay: A telephone replay will be available through November 20, 2014 and may be accessed by calling toll free 1-888-203-1112, passcode: 9780350#
Via Telephone outside the U.S.:

•	Live: Dial 1-719-325-4796

•	Replay: A telephone replay will be available through November 20, 2014 and may be accessed by calling 1-719-457-0820, passcode: 9780350#

ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, shareholder return, liquidity and market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2014 and annual report on Form 10-K for the fiscal year ended March 31, 2014. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013

Gross revenue:
Operating revenue from non-affiliates	$418,169	$353,849	$834,074	$690,097
Operating revenue from affiliates	22,289	24,781	43,719	48,080
Reimbursable revenue from non-affiliates	35,178	38,698	70,381	78,080
Reimbursable revenue from affiliates	—	—	—	65
	475,636	417,328	948,174	816,322
Operating expense:
Direct cost	305,557	256,766	599,420	512,022
Reimbursable expense	33,309	36,314	65,917	73,057
Depreciation and amortization	28,205	23,858	53,539	46,677
General and administrative	61,724	46,479	122,156	86,787
	428,795	363,417	841,032	718,543

Gain (loss) on disposal of assets	127	(3,064)	737	(4,785)
Earnings from unconsolidated affiliates, net of losses	(2,904)	3,088	1,377	17,060
Operating income	44,064	53,935	109,256	110,054

Interest expense, net	(7,572)	(8,316)	(14,699)	(28,567)
Gain on sale of unconsolidated affiliate	—	103,924	—	103,924
Other income (expense), net	(2,681)	1,487	(3,920)	121
Income before provision for income taxes	33,811	151,030	90,637	185,532
Provision for income taxes	(5,986)	(41,146)	(17,809)	(48,736)
Net income	27,825	109,884	72,828	136,796
Net income attributable to noncontrolling interests	(1,743)	722	(2,637)	696
Net income attributable to Bristow Group	$26,082	$110,606	$70,191	$137,492

Earnings per common share:
Basic	$0.74	$3.04	$1.98	$3.79
Diluted	$0.73	$3.01	$1.96	$3.75

Non-GAAP measures:
Adjusted operating income	$49,689	$59,087	$118,993	$117,752
Adjusted operating margin	11.3%	15.6%	13.6%	16.0%
Adjusted EBITDAR	$112,069	$108,508	$239,692	$211,806
Adjusted EBITDAR margin	25.4%	28.7%	27.3%	28.7%
Adjusted net income	$31,062	$46,504	$78,431	$83,544
Adjusted diluted earnings per share	$0.87	$1.27	$2.19	$2.28

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$263,910	$204,341
Accounts receivable from non-affiliates	287,794	292,650
Accounts receivable from affiliates	7,616	4,793
Inventories	142,814	137,463
Assets held for sale	32,088	29,276
Prepaid expenses and other current assets	51,723	53,084
Total current assets	785,945	721,607
Investment in unconsolidated affiliates	259,262	262,615
Property and equipment – at cost:
Land and buildings	154,002	145,973
Aircraft and equipment	2,443,218	2,646,150
	2,597,220	2,792,123
Less – Accumulated depreciation and amortization	(510,895)	(523,372)
	2,086,325	2,268,751
Goodwill	55,520	56,680
Other assets	91,345	88,604
Total assets	$3,278,397	$3,398,257
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$79,799	$89,818
Accrued wages, benefits and related taxes	62,632	71,192
Income taxes payable	8,525	13,588
Other accrued taxes	10,849	9,302
Deferred revenue	29,698	31,157
Accrued maintenance and repairs	19,590	17,249
Accrued interest	15,459	16,157
Other accrued liabilities	45,816	45,853
Deferred taxes	12,054	12,372
Short-term borrowings and current maturities of long-term debt	13,669	14,207
Deferred sale leaseback advance	137,969	136,930
Total current liabilities	436,060	457,825
Long-term debt, less current maturities	765,865	827,095
Accrued pension liabilities	71,815	86,823
Other liabilities and deferred credits	56,255	78,126
Deferred taxes	166,654	169,519
Temporary equity	24,264	22,283
Stockholders’ investment:
Common stock	375	373
Additional paid-in capital	769,891	762,813
Retained earnings	1,292,722	1,245,220
Accumulated other comprehensive loss	(166,988)	(156,506)
Treasury shares	(147,388)	(103,965)
Total Bristow Group stockholders’ investment	1,748,612	1,747,935
Noncontrolling interests	8,872	8,651
Total stockholders’ investment	1,757,484	1,756,586
Total liabilities and stockholders’ investment	$3,278,397	$3,398,257

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$72,828	$136,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,539	46,677
Deferred income taxes	(329)	7,352
Write-off of deferred financing fees	437	12,733
Discount amortization on long-term debt	2,130	1,722
(Gain) loss on disposal of assets	(737)	4,785
Gain on sale of unconsolidated affiliate	—	(103,924)
Impairment of inventories	3,362	2,364
Stock-based compensation	8,407	6,625
Equity in earnings from unconsolidated affiliates (in excess of) less than dividends received	2,362	(8,061)
Tax benefit related to stock-based compensation	(1,642)	(4,234)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(2,587)	28,508
Inventories	(11,865)	(438)
Prepaid expenses and other assets	(2,664)	8,940
Accounts payable	(1,794)	(2,577)
Accrued liabilities	(10,176)	5,756
Other liabilities and deferred credits	(10,104)	(10,548)
Net cash provided by operating activities	101,167	132,476
Cash flows from investing activities:
Capital expenditures	(302,119)	(339,559)
Proceeds from asset dispositions	397,644	155,603
Proceeds from sale of unconsolidated affiliate	—	112,210
Net cash provided by (used in) investing activities	95,525	(71,746)
Cash flows from financing activities:
Proceeds from borrowings	219,354	160,146
Debt issuance costs	—	(15,152)
Repayment of debt	(282,838)	(117,748)
Partial prepayment of put/call obligation	(30)	(27)
Acquisition of noncontrolling interest	(3,170)	—
Repurchase of common stock	(43,423)	—
Common stock dividends paid	(22,689)	(18,138)
Issuance of common stock	1,398	11,550
Tax benefit related to stock-based compensation	1,642	4,234
Net cash provided by (used in) financing activities	(129,756)	24,865
Effect of exchange rate changes on cash and cash equivalents	(7,367)	12,303
Net increase in cash and cash equivalents	59,569	97,898
Cash and cash equivalents at beginning of period	204,341	215,623
Cash and cash equivalents at end of period	$263,910	$313,521

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe (1)	24,224	16,871	48,262	33,165
West Africa	10,452	11,396	21,136	23,112
North America	11,346	16,419	23,166	32,341
Australia	2,681	2,263	5,526	5,057
Other International	3,604	3,633	7,395	6,998
Consolidated	52,307	50,582	105,485	100,673
Operating revenue:
Europe	$206,274	$156,352	$407,955	$293,511
West Africa	80,076	75,875	160,034	151,654
North America	55,983	60,353	113,498	118,588
Australia	47,185	35,326	93,701	73,539
Other International	35,805	32,150	71,338	65,043
Corporate and other	17,176	19,793	34,248	37,908
Intra-business unit eliminations	(2,041)	(1,219)	(2,981)	(2,066)
Consolidated	$440,458	$378,630	$877,793	$738,177
Operating income (loss):
Europe	$39,581	$32,958	$79,950	$52,979
West Africa	19,025	18,231	35,687	37,484
North America	7,923	9,164	20,469	17,287
Australia	987	2,508	3,240	5,788
Other International	2,956	8,654	13,358	27,096
Corporate and other	(26,535)	(14,516)	(44,185)	(25,795)
Gain (loss) on disposal of assets	127	(3,064)	737	(4,785)
Consolidated	$44,064	$53,935	$109,256	$110,054
Operating margin:
Europe	19.2%	21.1%	19.6%	18.1%
West Africa	23.8%	24.0%	22.3%	24.7%
North America	14.2%	15.2%	18.0%	14.6%
Australia	2.1%	7.1%	3.5%	7.9%
Other International	8.3%	26.9%	18.7%	41.7%
Consolidated	10.0%	14.2%	12.4%	14.9%
Adjusted EBITDAR:
Europe	$69,535	$55,190	$138,212	$96,682
West Africa	24,897	23,075	45,340	46,795
North America	18,142	18,692	41,002	35,715
Australia	10,687	7,413	21,695	14,187
Other International	6,639	12,648	21,347	34,833
Corporate and other	(17,831)	(8,510)	(27,904)	(16,406)
Consolidated	$112,069	$108,508	$239,692	$211,806
Adjusted EBITDAR margin:
Europe	33.7%	35.3%	33.9%	32.9%
West Africa	31.1%	30.4%	28.3%	30.9%
North America	32.4%	31.0%	36.1%	30.1%
Australia	22.6%	21.0%	23.2%	19.3%
Other International	18.5%	39.3%	29.9%	53.6%
Consolidated	25.4%	28.7%	27.3%	28.7%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of September 30, 2014
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of Current Period Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing		Unconsolidated Affiliates (4)
							Total (2)(3)		Total
Europe	46%	—	8	68	—	30	106	—	106
West Africa	18%	8	29	7	—	3	47	—	47
North America	13%	31	23	13	—	—	67	—	67
Australia	11%	2	8	19	—	—	29	—	29
Other International	8%	—	30	10	—	—	40	131	171
Corporate and other	4%	—	—	—	74	—	74	—	74
Total	100%	41	98	117	74	33	363	131	494
Aircraft not currently in fleet: (5)
On order		—	7	28	—	—	35
Under option		—	18	30	—	—	48
_________

(1)	Includes flight hours for Eastern Airways beginning in February 2014 totaling 7,214 and 14,619 for the three and six months ended September 30, 2014, respectively.

(2)	Includes 14 aircraft held for sale and 110 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	5	—	—	5
West Africa	—	2	—	—	—	2
North America	—	—	—	—	—	—
Australia	—	—	2	—	—	2
Other International	—	4	—	—	—	4
Corporate and other	—	—	—	1	—	1
Total	—	6	7	1	—	14

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	1	35	—	13	49
West Africa	—	1	1	—	—	2
North America	1	13	5	—	—	19
Australia	2	2	6	—	—	10
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	30	—	30
Total	3	17	47	30	13	110

(3)	The average age of our fleet, excluding training aircraft, was 10 years as of September 30, 2014.

(4)
The 131 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 58 helicopters (primarily medium) and 28 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Other International business unit.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent registered public accounting firm. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three months ended		Six months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In thousands, except per share amounts)
Adjusted operating income	$49,689	$59,087	$118,993	$117,752
Gain (loss) on disposal of assets	127	(3,064)	737	(4,785)
Special items	(5,752)	(2,088)	(10,474)	(2,913)
Operating income	$44,064	$53,935	$109,256	$110,054

Adjusted EBITDAR	$112,069	$108,508	$239,692	$211,806
Gain (loss) on disposal of assets	127	(3,064)	737	(4,785)
Special items	(6,781)	101,836	(12,375)	101,011
Depreciation and amortization	(28,205)	(23,858)	(53,539)	(46,677)
Rent expense	(35,441)	(23,314)	(68,557)	(46,375)
Interest expense	(7,958)	(9,078)	(15,321)	(29,448)
Provision for income taxes	(5,986)	(41,146)	(17,809)	(48,736)
Net income	$27,825	$109,884	$72,828	$136,796

Adjusted income tax expense	$(7,933)	$(6,476)	$(21,644)	$(19,191)
Tax expense (benefit) on gain (loss) on disposal of asset	(18)	626	(145)	1,005
Tax (benefit) expense on special items	1,965	(35,296)	3,980	(30,550)
Income tax expense	$(5,986)	$(41,146)	$(17,809)	$(48,736)

Adjusted effective tax rate (1)	19.5%	12.4%	21.1%	18.8%
Effective tax rate (1)	17.7%	27.2%	19.6%	26.3%

Adjusted net income	$31,062	$46,504	$78,431	$83,544
Gain (loss) on disposal of assets	109	(2,438)	592	(3,780)
Special items	(5,089)	66,540	(8,832)	57,728
Net income attributable to Bristow Group	$26,082	$110,606	$70,191	$137,492

Adjusted diluted earnings per share	$0.87	$1.27	$2.19	$2.28
Gain (loss) on disposal of assets	—	(0.07)	0.02	(0.10)
Special items	(0.14)	1.81	(0.25)	1.58
Diluted earnings per share	0.73	3.01	1.96	3.75
_________

(1)	Effective tax rate is calculated by dividing income tax expense by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted pretax net income.

	Three Months Ended September 30, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
North America restructuring (1)	$(578)	$(578)	$(376)	$(0.01)
CEO succession (2)	(1,812)	(1,812)	(1,178)	(0.03)
Inventory allowances (3)	(3,362)	(3,362)	(2,689)	(0.08)
Repurchase of 6 ¼% Senior Notes (4)	—	(1,029)	(846)	(0.02)
Total special items	$(5,752)	$(6,781)	$(5,089)	(0.14)

	Three Months Ended September 30, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (5)	$—	$103,924	$67,897	$1.85
Inventory allowances (6)	(1,539)	(1,539)	(1,000)	(0.03)
North America restructuring (1)	(549)	(549)	(357)	(0.01)
Total special items	$(2,088)	$101,836	$66,540	1.81

	Six Months Ended September 30, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
North America restructuring (1)	$(1,611)	$(1,611)	$(1,047)	$(0.03)
CEO succession (2)	(5,501)	(5,501)	(3,576)	(0.10)
Inventory allowances (3)	(3,362)	(3,362)	(2,689)	(0.08)
Repurchase of 6 ¼% Senior Notes (4)	—	(1,901)	(1,520)	(0.04)
Total special items	$(10,474)	$(12,375)	$(8,832)	(0.25)

	Six Months Ended September 30, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (5)	$—	$103,924	$67,897	$1.85
Cancellation of potential financing (7)	—	—	(8,276)	(0.23)
Inventory allowances (6)	(2,364)	(2,364)	(1,536)	(0.04)
North America restructuring (1)	(549)	(549)	(357)	(0.01)
	$(2,913)	$101,011	$57,728	1.58

_________

(1)
Relates to a charges associated with the restructuring of our North America business unit and planned closure of our Alaska operations which related primarily to employee severance and retention costs.

(2)	Relates to CEO succession cost.

(3)
During the three and six months ended September 30, 2014, we increased our inventory allowance by $3.4 million million related to excess inventory identified for an older large aircraft model we plan to remove from our operational fleet over the next two fiscal years.

(4)	Relates to premium and fees associated with the repurchase of some of our 6 ¼% Senior Notes due 2022.

(5)	Relates to a gain resulting from the sale of our 50% interest in the FB Entities for £74 million, or approximately $112.2 million.

(6)
During the six months ended September 30, 2013, we increased our inventory allowance by $2.4 million as a result of our review of excess inventory on aircraft model types we ceased ownership of or classified all or a significant portion of as held for sale; $1.5 million of this allowance was recorded during the three months ended September 30, 2013. A majority of this allowance relates to small aircraft types operating primarily in our North America business unit as we continue to move toward operating a fleet of mostly large and medium aircraft in this market.

(7)	Relates to the cancellation of potential financing.

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